Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)
Dropbox, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Type	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the 2018 Equity Incentive Plan the 2018 Equity Incentive Plan	Other	14,797,761 (2)	$ 32.59 (3)	$482,259,030.99	$0.00015310	$73,834.00
Total Offering Amounts					$482,259,030.99		$73,834.00
Total Fee Offsets
Net Fee Due							$73,834.00

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement covers any additional shares of the Registrant’s Class A common stock (“Class A Common Stock”) that become issuable under the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A Common Stock.

(2) Represents an automatic increase of 14,797,761 shares of the Registrant’s Class A common stock reserved for issuance under, and which annual increase is provided for, in the 2018 Plan.

(3) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $32.59 per share, the average of the high and low sale prices of the Registrant’s Class A common stock as reported on the NASDAQ Global Select Stock Market on February 14, 2025.